Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
February 19, 2015 at 1:05 PM PST		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Dan Evans
Nordstrom, Inc.
(206) 303-3036
Nordstrom Fourth Quarter and Fiscal Year 2014 Earnings In-Line with Expectations
Achieved Sales Growth of 7.8 Percent and Comparable Sales Increase of 4.0 Percent for the Year

SEATTLE, Wash. (February 19, 2015) – Nordstrom, Inc. (NYSE: JWN) today reported fiscal 2014 earnings per diluted share of $3.72, which was in-line with the Company's full-year outlook of $3.70 to $3.75.
During the year, the Company opened three full-line stores, including its first store in Canada, and 27 Nordstrom Rack stores, launched Nordstromrack.com and acquired Trunk Club. These growth initiatives contributed to net sales growth of 7.8 percent compared with the same period last year. Comparable sales increased 4.0 percent in fiscal 2014, exceeding the Company's full-year outlook of approximately 3.5 percent.
For the fourth quarter ended January 31, 2015, earnings per diluted share were $1.32 compared with $1.37 for the same quarter last year. Net sales increased 9.0 percent and comparable sales increased 4.7 percent compared with the same period last year.
FOURTH QUARTER SUMMARY

•
Fourth quarter net earnings were $255 million compared with $268 million during the same period last year. Earnings before interest and taxes were $465 million, or 11.8 percent of net sales, compared with $487 million, or 13.5 percent of net sales, for the same quarter last year. The Trunk Club acquisition reduced earnings before interest and taxes in the fourth quarter of 2014 by $11 million.

•
Total Company net sales of $3.9 billion for the fourth quarter increased 9.0 percent compared with net sales of $3.6 billion during the same period in fiscal 2013. Total Company comparable sales for the fourth quarter increased 4.7 percent on top of last year's increase of 2.6 percent.

•	Nordstrom comparable sales, which consist of the full-line and Nordstrom.com businesses, increased 4.5 percent. Top-performing merchandise categories included Cosmetics, Accessories and Men's Apparel.

•
Full-line net sales increased 1.2 percent, compared with the same period in fiscal period 2013, reflecting two U.S. store openings since the fourth quarter of fiscal 2013. Full-line comparable sales increased 0.5 percent relative to last year, which represented an improvement from year-to-date trends. The Southeast and Southwest regions were the top-performing geographic areas.

•	Nordstrom.com net sales increased 19 percent on top of last year's increase of 30 percent.

•
Nordstrom Rack net sales increased $130 million, or 17 percent, compared with the same period in fiscal 2013, reflecting incremental volume from existing stores and the impact of 27 new stores since the fourth quarter of fiscal 2013. Nordstrom Rack comparable sales increased 3.2 percent on top of last year's comparable sales increase of 3.6 percent.

•
Nordstromrack.com/HauteLook net sales increased 28 percent, on top of last year's increase of 30 percent, primarily driven by expanded merchandise selection associated with the launch of Nordstromrack.com.

•	Gross profit, as a percentage of net sales, of 36.7 percent decreased 53 basis points compared with the same period in fiscal 2013 primarily due to increased markdowns at Nordstrom Rack.

•
Selling, general and administrative expenses, as a percentage of net sales, of 27.5 percent increased 110 basis points compared with the same period in fiscal 2013, primarily due to expenses related to the acquisition of Trunk Club and ongoing technology and fulfillment investments.

•
The effective tax rate for the fourth quarter increased to 40.7 percent versus our expected tax rate of approximately 39 percent due to tax adjustments related to a reassessment of our deferred tax assets.

•
The Nordstrom Rewards loyalty program continued to play an important role in reaching new customers and strengthening existing customer relationships. The Company opened approximately 260,000 new accounts in the fourth quarter.

•
During the quarter, the Company repurchased 0.7 million shares of its common stock for $56 million. A total of $1.1 billion remains under existing share repurchase board authorizations. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

FULL YEAR SUMMARY

•
Full year net earnings were $720 million compared with $734 million last year. Earnings before interest and taxes were $1,323 million, or 10.1 percent of net sales, compared with $1,350 million, or 11.1 percent of net sales last year. The Trunk Club acquisition reduced earnings before interest and taxes in fiscal 2014 by approximately $25 million.

•
Total Company net sales of $13.1 billion increased 7.8 percent compared with net sales of $12.2 billion in fiscal 2013. Total Company comparable sales increased 4.0 percent on top of last year's increase of 2.5 percent.

•
Nordstrom comparable sales, which consist of the full-line and Nordstrom.com businesses, increased 3.6 percent compared with last year's comparable sales increase of 2.3 percent. Top-performing merchandise categories included Accessories, Cosmetics and Men's Apparel.

•
Full-line comparable sales decreased 0.5 percent, which reflected improvement throughout the year, compared with last year's comparable sales decrease of 2.1 percent. The Southeast and Southwest regions were the top-performing geographic areas.

•
Nordstrom.com net sales increased 23 percent, on top of last year's increase of 30 percent, driven by expanded merchandise selection and ongoing technology investments to enhance the customer experience. This represented the fifth consecutive year of net sales growth in excess of 20 percent.

•
Nordstrom Rack net sales increased $477 million, or 17 percent, compared with the same period in fiscal 2013, reflecting 27 new stores during fiscal 2014. Nordstrom Rack comparable sales increased 3.8 percent on top of last year's comparable sales increase of 2.7 percent.

•	Nordstromrack.com/HauteLook net sales increased by 22 percent on top of last year's increase of 27 percent.

•
Gross profit, as a percentage of net sales, of 35.9 percent decreased 52 basis points compared with the same period in fiscal 2013 due to increased markdowns and Nordstrom Rack's accelerated store expansion.

•
Selling, general and administrative expenses, as a percentage of net sales, of 28.8 percent increased 42 basis points compared with the same period in fiscal 2013, primarily due to expenses related to the acquisition of Trunk Club and ongoing technology and fulfillment investments.

•
The Nordstrom Rewards loyalty program continued to play an important role in reaching new customers and strengthening existing customer relationships. For the third consecutive year, the Company opened over one million new accounts. With 4.3 million active members, sales from members for fiscal 2014 represented 40 percent of sales, increasing from 38 percent in fiscal 2013.

•
Return on invested capital (ROIC) for the 12 months ended January 31, 2015 was 12.6 percent compared with 13.6 percent in the prior 12-month period. This decrease reflected the acquisition of Trunk Club in addition to ongoing store expansion and increased technology investments. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

CAPITAL INVESTMENT AND EXPANSION UPDATE
In fiscal 2015, the Company's capital expenditures, net of property incentives, are expected to be approximately $1.2 billion, compared with $751 million in fiscal 2014. The increase relates to store expansion, including Canada and Manhattan, and ongoing investments to improve the customer experience through flagship store remodels and a third fulfillment center expected to open in the second half of 2015.
Nordstrom has announced plans to open the following stores in fiscal 2015:

Location	Store Name	Square Footage (000's)	Timing

Nordstrom - U.S.
San Juan, Puerto Rico	The Mall of San Juan	138	March 26
Minneapolis, Minnesota	Ridgedale Center	138	October 2
Torrance, California[1]	Del Amo Fashion Center	138	October 9
Wauwatosa, Wisconsin	Mayfair	140	October 23

Nordstrom - Canada
Ottawa, Ontario	Rideau Center	157	March 6
Vancouver, British Columbia	Pacific Centre	230	September 18

Nordstrom Rack
Bakersfield, California	The Shops at River Walk	35	March 26
Redlands, California	Mountain Grove	35	March 26
Reno, Nevada	Redfield Promenade	31	March 26
Princeton, New Jersey	Mercer Mall	35	March 26
Westwood, Massachusetts	University Station	35	March 26
Webster, Texas	Baybrook Square	31	March 26
Laguna Niguel, California	The Center at Rancho Niguel	30	April 16
Miami, Florida	The Shops at Midtown Miami	31	April 16
Springfield, Virginia	Springfield Town Center	33	April 16
St. Louis Park, Minnesota	The Shops at Knollwood	33	April 16
Dublin, California	Village at Dublin	35	May 7
Albany, New York	Colonie Center	35	Fall
Anchorage, Alaska	The Mall at Sears	35	Fall
Baton Rouge, Louisiana	The Mall of Louisiana	30	Fall
Buffalo, New York	Boulevard Consumer Square	35	Fall
Cerritos, California	Cerritos Best Plaza	34	Fall
Clearwater, Florida	Clearwater	38	Fall
Eatontown, New Jersey	Crossroads at Eatontown	35	Fall
Emeryville, California	East Bay Bridge Center	38	Fall
Fort Collins, Colorado	Foothills Mall	32	Fall
Long Beach, California	Marina Pacifica Mall	24	Fall
Mount Pleasant, South Carolina	Bowman Place	35	Fall
Newark, Delaware	Christiana Fashion Center	35	Fall
Rockaway, New Jersey	Rockaway Commons	39	Fall
Syracuse, New York	Destiny USA	33	Fall
Thousand Oaks, California	Janss Marketplace	40	Fall
Wayne, New Jersey	Wayne Towne Center	36	Fall
1 Nordstrom plans to relocate its full-line store at South Bay Galleria in Redondo Beach, California to the nearby Del Amo Fashion Center.

To date, the Company has also announced plans to open a full-line store in Austin, Texas, two full-line stores in Toronto, Ontario, Canada and nine Nordstrom Rack stores in fiscal 2016. The Company also plans to relocate one full-line store and one Nordstrom Rack store in fiscal 2016.

Number of stores	January 31, 2015	February 1, 2014
Nordstrom - U.S.	116	117
Nordstrom Rack	167	140
Other[1]	9	3
Total	292	260
[1]Other includes our Jeffrey boutiques, our Trunk Club showrooms, our Nordstrom Canada full-line store and our Last Chance store.

Gross square footage	27,061,000	26,017,000

FISCAL YEAR 2015 OUTLOOK
In 2015, Nordstrom plans to continue to invest and build upon its foundation for achieving sustainable growth in sales, earnings and ROIC. The outlook incorporates the impact of the following growth initiatives:

•
The Company expects its ongoing expansion into Canada to continue to be dilutive to earnings due to infrastructure and pre-opening costs. The estimated loss before interest and taxes for Canada is expected to be approximately $60 million in fiscal 2015, compared with a loss before interest and taxes of $32 million in fiscal 2014.

•
The Company estimates $30 million in expenses associated with initiatives to enable growth, including an additional fulfillment center and an expansion of the Nordstrom Rewards loyalty program, both planned in the second half of 2015.

•
The Company expects an estimated loss before interest and taxes of approximately $30 million related to Trunk Club, compared with a loss before interest and taxes of approximately $25 million in fiscal 2014.

The Company's expectations for fiscal 2015 are as follows:

Net sales	7 percent to 9 percent increase
Comparable sales	2 percent to 4 percent increase
Gross profit (%)	5 to 15 basis point decrease
Selling, general and administrative expenses (%)	55 to 65 basis point increase
Earnings per diluted share, excluding the impact of any future share repurchases	$3.65 to $3.80
The Company's outlook also incorporates the following assumptions:

•	Credit card revenue is expected to increase approximately 5 percent due to volume growth.

•	Due to the ongoing growth initiatives, depreciation and amortization expense is expected to increase by approximately 15 percent and rent expense is expected to increase by approximately 35 percent.

•	Interest expense is expected to be consistent with fiscal 2014.

•	The effective tax rate is expected to be in-line with historical rates.

•
Earnings per diluted share growth in the first half of fiscal 2015 is expected to be below the full-year outlook range of a 2 percent decrease and 2 percent increase, primarily due to store pre-opening expenses and the full year impact of the Trunk Club acquisition.

CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss fourth quarter 2014 results and 2015 outlook at 4:45 p.m. Eastern Standard Time today. To listen to the live call online and view the speakers' slides and Performance Summary document, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com. An archived webcast with the speakers' slides and Performance Summary document will be available in the Earnings section for one year. Interested parties may also dial 630-395-0091 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 402-344-6830 until the close of business on February 26, 2015.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 292 stores in 38 states, including 116 full-line stores in the United States and one in Canada; 167 Nordstrom Racks; two Jeffrey boutiques; and one clearance store. Nordstrom also serves customers online through Nordstrom.com, Nordstromrack.com and private sale site HauteLook. The company also owns Trunk Club, a personalized clothing service that takes care of customers online at TrunkClub.com and its five showrooms. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 30, 2016, anticipated annual total and comparable sales rates, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our customer strategy, including expansion into new markets, acquisitions, investments in our stores and online, our ability to realize the anticipated benefits from growth initiatives, our ability to provide a seamless experience across all channels and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach of our systems or those of a third-party provider that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; our ability to effectively utilize data in strategic planning and decision-making; efficient and proper allocation of our capital resources; reviewing of options and structure for a financial partner in regards to a potential transaction related to our credit card receivables; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking-related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in debt repayment patterns, personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended February 1, 2014, our Form 10-Q for the fiscal quarters ended May 3, 2014, August 2, 2014 and November 1, 2014, and our Form 10-K for the fiscal year ended January 31, 2015, to be filed with the SEC on or about March 16, 2015, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Net sales	$3,938	$3,614	$13,110	$12,166
Credit card revenues	105	97	396	374
Total revenues	4,043	3,711	13,506	12,540
Cost of sales and related buying and occupancy costs	(2,494)	(2,269)	(8,406)	(7,737)
Selling, general and administrative expenses	(1,084)	(955)	(3,777)	(3,453)
Earnings before interest and income taxes	465	487	1,323	1,350
Interest expense, net	(34)	(50)	(138)	(161)
Earnings before income taxes	431	437	1,185	1,189
Income tax expense	(176)	(169)	(465)	(455)
Net earnings	$255	$268	$720	$734

Earnings per share:
Basic	$1.35	$1.39	$3.79	$3.77
Diluted	$1.32	$1.37	$3.72	$3.71

Weighted-average shares outstanding:
Basic	189.9	192.7	190.0	194.5
Diluted	194.3	195.8	193.6	197.7

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	January 31, 2015	February 1, 2014
Assets
Current assets:
Cash and cash equivalents	$827	$1,194
Accounts receivable, net	2,306	2,177
Merchandise inventories	1,733	1,531
Current deferred tax assets, net	256	239
Prepaid expenses and other	114	87
Total current assets	5,236	5,228

Land, buildings and equipment, net	3,340	2,949
Goodwill	435	175
Other assets	234	222
Total assets	$9,245	$8,574

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,328	$1,263
Accrued salaries, wages and related benefits	416	395
Other current liabilities	1,048	876
Current portion of long-term debt	8	7
Total current liabilities	2,800	2,541

Long-term debt, net	3,123	3,106
Deferred property incentives, net	510	498
Other liabilities	372	349

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 190.1 and 191.2 shares issued and outstanding	2,338	1,827
Retained earnings	166	292
Accumulated other comprehensive loss	(64)	(39)
Total shareholders' equity	2,440	2,080
Total liabilities and shareholders' equity	$9,245	$8,574

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Year Ended
	January 31, 2015	February 1, 2014
Operating Activities
Net earnings	$720	$734
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	508	454
Amortization of deferred property incentives and other, net	(76)	(58)
Deferred income taxes, net	7	12
Stock-based compensation expense	68	58
Tax benefit from stock-based compensation	20	21
Excess tax benefit from stock-based compensation	(22)	(23)
Bad debt expense	41	52
Change in operating assets and liabilities:
Accounts receivable	(161)	(93)
Merchandise inventories	(176)	(157)
Prepaid expenses and other assets	(4)	(6)
Accounts payable	15	167
Accrued salaries, wages and related benefits	18	(12)
Other current liabilities	155	60
Deferred property incentives	110	89
Other liabilities	(3)	22
Net cash provided by operating activities	1,220	1,320

Investing Activities
Capital expenditures	(861)	(803)
Change in credit card receivables originated at third parties	(8)	(6)
Other, net	(20)	(13)
Net cash used in investing activities	(889)	(822)

Financing Activities
Proceeds from long-term borrowings, net of discounts	34	399
Principal payments on long-term borrowings	(7)	(407)
Increase in cash book overdrafts	(4)	47
Cash dividends paid	(251)	(234)
Payments for repurchase of common stock	(610)	(515)
Proceeds from issuances under stock compensation plans	141	103
Excess tax benefit from stock-based compensation	22	23
Other, net	(23)	(5)
Net cash used in financing activities	(698)	(589)

Net decrease in cash and cash equivalents	(367)	(91)
Cash and cash equivalents at beginning of year	1,194	1,285
Cash and cash equivalents at end of year	$827	$1,194

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Retail Business
Our Retail segment includes our Nordstrom branded full-line stores, both in the U.S. and Canada, and online store, Nordstrom Rack stores, Nordstromrack.com, HauteLook and other retail channels, including Trunk Club, Jeffrey and our Last Chance clearance store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the quarter and year ended January 31, 2015 compared with the quarter and year ended February 1, 2014:

	Quarter Ended
	January 31, 2015		February 1, 2014
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$3,938	100.0%	$3,614	100.0%
Cost of sales and related buying and occupancy costs	(2,492)	(63.3%)	(2,268)	(62.8%)
Gross profit	1,446	36.7%	1,346	37.2%
Selling, general and administrative expenses	(1,032)	(26.2%)	(918)	(25.4%)
Earnings before interest and income taxes	414	10.5%	428	11.8%
Interest expense, net	(29)	(0.7%)	(44)	(1.2%)
Earnings before income taxes	$385	9.8%	$384	10.6%

	Year Ended
	January 31, 2015		February 1, 2014
	Amount	% of net sales[1]	Amount	% of net sales[1]
Net sales	$13,110	100.0%	$12,166	100.0%
Cost of sales and related buying and occupancy costs	(8,401)	(64.1%)	(7,732)	(63.6%)
Gross profit	4,709	35.9%	4,434	36.4%
Selling, general and administrative expenses	(3,588)	(27.4%)	(3,272)	(26.9%)
Earnings before interest and income taxes	1,121	8.6%	1,162	9.6%
Interest expense, net	(120)	(0.9%)	(137)	(1.1%)
Earnings before income taxes	$1,001	7.6%	$1,025	8.4%
1 Subtotals and totals may not foot due to rounding.
The following table summarizes net sales within our Retail Business:

	Quarter Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Nordstrom full-line stores - U.S.	$2,259	$2,233	$7,682	$7,705
Nordstrom.com	705	591	1,996	1,622
Nordstrom	2,964	2,824	9,678	9,327
Nordstrom Rack	899	768	3,215	2,738
Nordstromrack.com and HauteLook	112	88	360	295
Other retail[1]	56	9	116	35
Total Retail segment	4,031	3,689	13,369	12,395
Corporate/Other	(93)	(75)	(259)	(229)
Total net sales	$3,938	$3,614	$13,110	$12,166
1 Other retail includes our Jeffrey boutiques, Trunk Club and our Nordstrom Canada full-line store.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY BUSINESS
(unaudited; dollar and share amounts in millions)
Credit
Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and year ended January 31, 2015 compared with the quarter and year ended February 1, 2014:

	Quarter Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Credit card revenues	$105	$97	$396	$374
Credit expenses	(54)	(38)	(194)	(186)
Earnings before interest and income taxes	51	59	202	188
Interest expense	(5)	(6)	(18)	(24)
Earnings before income taxes	$46	$53	$184	$164

	Quarter Ended		Year Ended
	January 31, 2015	February 1, 2014	January 31, 2015	February 1, 2014
Allowance at beginning of period	$75	$85	$80	$85
Bad debt expense	13	8	41	52
Write-offs	(18)	(19)	(70)	(80)
Recoveries	5	6	24	23
Allowance at end of period	$75	$80	$75	$80

Annualized net write-offs as a percentage of average credit card receivables	2.2%	2.4%	2.1%	2.7%

			January 31, 2015	February 1, 2014
30 days or more delinquent as a percentage of ending credit card receivables			2.1%	1.8%
Allowance as a percentage of ending credit card receivables			3.3%	3.7%

NORDSTROM, INC.
RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar and share amounts in millions)
We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders' return over the long term. In addition, we incorporate ROIC in our executive incentive compensation measures. For the 12 fiscal months ended January 31, 2015, our ROIC decreased to 12.6% compared with 13.6% for the 12 fiscal months ended February 1, 2014. This decrease reflected the acquisition of Trunk Club in addition to ongoing store expansion and increased technology investments.
ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC and return on assets:

	12 Fiscal Months Ended
	January 31, 2015	February 1, 2014
Net earnings	$720	$734
Add: income tax expense	465	455
Add: interest expense	139	162
Earnings before interest and income tax expense	1,324	1,351

Add: rent expense	137	125
Less: estimated depreciation on capitalized operating leases[1]	(74)	(67)
Net operating profit	1,387	1,409

Less: estimated income tax expense[2]	(544)	(539)
Net operating profit after tax	$843	$870

Average total assets[3]	$8,860	$8,398
Less: average non-interest-bearing current liabilities[4]	(2,730)	(2,430)
Less: average deferred property incentives[3]	(502)	(489)
Add: average estimated asset base of capitalized operating leases[5]	1,058	929
Average invested capital	$6,686	$6,408

Return on assets	8.1%	8.7%
ROIC	12.6%	13.6%
1 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.
2 Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended January 31, 2015 and February 1, 2014.
3 Based upon the trailing 12-month average.
4 Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
5 Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of January 31, 2015 and February 1, 2014, our Adjusted Debt to EBITDAR was 2.1.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2014[1]	2013[1]
Debt	$3,131	$3,113
Add: estimated capitalized operating lease liability[2]	1,095	999
Less: fair value hedge adjustment included in long-term debt	(36)	(48)
Adjusted Debt	$4,190	$4,064

Net earnings	$720	$734
Add: income tax expense	465	455
Add: interest expense, net	138	161
Earnings before interest and income taxes	1,323	1,350

Add: depreciation and amortization expenses	508	454
Add: rent expense	137	125
Add: non-cash acquisition-related charges	12	8
EBITDAR	$1,980	$1,937

Debt to Net Earnings	4.3	4.2
Adjusted Debt to EBITDAR	2.1	2.1
1 The components of Adjusted Debt are as of January 31, 2015 and February 1, 2014, while the components of EBITDAR are for the 12 months ended January 31, 2015 and February 1, 2014.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the year ended January 31, 2015, Free Cash Flow decreased to $96 compared with $324 for the year ended February 1, 2014.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	January 31, 2015	February 1, 2014
Net cash provided by operating activities	$1,220	$1,320
Less: capital expenditures	(861)	(803)
Less: cash dividends paid	(251)	(234)
Less: change in credit card receivables originated at third parties	(8)	(6)
(Less) Add: change in cash book overdrafts	(4)	47
Free Cash Flow	$96	$324

Net cash used in investing activities	$(889)	$(822)
Net cash used in financing activities	(698)	(589)